Exhibit 23.4

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to (1) the use of our name in the Registration Statement on Form S-11 and the related prospectus and any amendments or supplements thereto (collectively, the “Registration Statement”) to be filed by Priam Properties Inc., a Maryland corporation, with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (2) references to and inclusion of the Rosen Consulting Group Market Study (the “Market Study”), including without limitation under the headings “Prospectus Summary,” “Industry and Market Opportunity,” and “Business and Properties” and (3) the filing of this consent as an exhibit to the Registration Statement.

Dated February 7, 2020	Rosen Consulting Group

	By:	/s/ Randall Sakamoto
Name: Randall Sakamoto
Title: President